REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Group Inc.:

          We have audited the accompanying consolidated balance sheets of MAXXAM Group Inc. (a Delaware corporation and a wholly owned subsidiary of MAXXAM Group Holdings Inc.) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Group Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                        ARTHUR ANDERSEN LLP


San Francisco, California
March 1, 1999


                     MAXXAM GROUP INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEET
             (IN MILLIONS OF DOLLARS, EXCEPT SHARE INFORMATION)

                                                          DECEMBER 31,
                                                  --------------------------
                                                       1998          1997
                                                  ------------  ------------
                      ASSETS

Current assets:
     Cash and cash equivalents                    $      145.2  $       89.8
     Marketable securities                                11.7          51.3
     Receivables:
          Trade                                           10.5          19.3
          Other                                            2.2           2.2
     Inventories                                          40.7          58.1
     Prepaid expenses and other current assets             8.0          13.1
                                                  ------------  ------------
               Total current assets                      218.3         233.8
Timber and timberlands, net of accumulated
     depletion of $246.8 and $236.8, respectively        323.6         321.2
Property, plant and equipment, net of accumulated
     depreciation of $94.7 and $85.4,
     respectively                                        102.6         102.8
Deferred financing costs, net                             22.8          21.5
Deferred income taxes                                     80.3          49.6
Restricted cash                                           16.6          28.4
Other assets                                               7.2           4.2
                                                  ------------  ------------
                                                  $      771.4  $      761.5
                                                  ============  ============
      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
     Accounts payable                             $        3.4  $        3.5
     Accrued interest                                     28.4          24.3
     Accrued compensation and related benefits             8.4          12.5
     Deferred income taxes                                 8.6           9.7
     Other accrued liabilities                             2.4           2.6
     Long-term debt, current maturities                    8.3          19.4
                                                  ------------  ------------
               Total current liabilities                  59.5          72.0
Long-term debt, less current maturities                  860.2         762.9
Other noncurrent liabilities                              29.6          29.0
                                                  ------------  ------------
               Total liabilities                         949.3         863.9
                                                  ------------  ------------
Contingencies

Stockholder's deficit:
     Common stock, $.08-1/3 par value; 1,000
          shares authorized, 100 shares issued               -             -
     Additional capital                                   81.3          81.3
     Accumulated deficit                                (259.2)       (183.7)
                                                  ------------  ------------
               Total stockholder's deficit              (177.9)       (102.4)
                                                  ------------  ------------
                                                  $      771.4  $      761.5
                                                  ============  ============




                     MAXXAM GROUP INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF OPERATIONS
                          (IN MILLIONS OF DOLLARS)



                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                               1998          1997          1996
                                          ------------  ------------  ------------
Net sales:
     Lumber and logs                      $      213.1  $      261.0  $      243.7
     Other                                        20.5          26.2          20.9
                                          ------------  ------------  ------------
                                                 233.6         287.2         264.6
                                          ------------  ------------  ------------

Operating expenses:
     Cost of goods sold                          155.3         162.0         148.5
     Selling, general and administrative
          expenses                                14.9          14.2          15.9
     Depletion and depreciation                   23.1          27.1          28.2
                                          ------------  ------------  ------------
                                                 193.3         203.3         192.6
                                          ------------  ------------  ------------

Operating income                                  40.3          83.9          72.0

Other income (expense):
     Investment, interest and other
          income                                   9.2          13.4          10.9
     Interest expense                            (75.3)        (78.7)        (78.0)
                                          ------------  ------------  ------------
Income (loss) before income taxes and
     extraordinary item                          (25.8)         18.6           4.9
Credit (provision) in lieu of income
     taxes                                         9.1          (6.0)           .7
                                          ------------  ------------  ------------
Income (loss) before extraordinary item          (16.7)         12.6           5.6
Extraordinary item:
     Loss on early extinguishment of
          debt, net of
          income tax benefit of $22.7            (40.1)            -             -
                                          ------------  ------------  ------------
Net income (loss)                         $      (56.8) $       12.6  $        5.6
                                          ============  ============  ============




                     MAXXAM GROUP INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENT OF CASH FLOWS
                          (IN MILLIONS OF DOLLARS)



                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                               1998          1997          1996
                                          ------------  ------------  ------------
Cash flows from operating activities:
     Net income (loss)                    $      (56.8) $       12.6  $        5.6
     Adjustments to reconcile net income
          (loss) to net cash provided by
          operating activities:
          Depletion and depreciation              23.1          27.1          28.2
          Extraordinary loss on early
               extinguishment of debt,
               net                                40.1
          Amortization of deferred
               financing costs and
               discounts on long-term
               debt                               10.7          15.9          14.7
          Net sales (purchases) of
               marketable securities              42.6         (11.3)         10.3
          Net gains on marketable
               securities                         (2.9)         (8.6)         (5.1)
          Increase (decrease) in cash
               resulting from changes in:
               Receivables                         9.4             -           1.3
               Inventories, net of
                    depletion                     14.0           9.7           6.0
               Prepaid expenses and other
                    current assets                (2.7)         (5.3)           .7
               Accounts payable                   (1.2)          (.1)          (.2)
               Accrued interest                    4.0           (.6)          (.5)
               Accrued and deferred
                    income taxes                  (9.5)          5.6           (.9)
               Other liabilities                  (3.8)          3.3          (4.3)
          Other                                   (1.8)           .1             -
                                          ------------  ------------  ------------
          Net cash provided by
               operating activities               65.2          48.4          55.8
                                          ------------  ------------  ------------
Cash flows from investing activities:
     Capital expenditures                        (21.2)        (13.5)        (15.2)
     Net proceeds from sale of assets              6.6            .3            .1
     Restricted cash withdrawals used to
          acquire timberlands                      8.9             -             -
                                          ------------  ------------  ------------
     Net cash used for
          investing activities                    (5.7)        (13.2)        (15.1)
                                          ------------  ------------  ------------
Cash flows from financing activities:
     Proceeds from issuance of debt              867.2             -             -
     Premiums for early retirement of
          debt                                   (42.9)            -             -
     Principal payments on long-term debt       (796.8)        (16.3)        (14.2)
     Dividends paid                              (18.7)         (3.0)         (3.9)
     Restricted cash withdrawals, net              9.5           1.5           1.4
     Incurrence of deferred financing
          costs                                  (22.4)            -             -
                                          ------------  ------------  ------------
     Net cash used for
          financing activities                    (4.1)        (17.8)        (16.7)
                                          ------------  ------------  ------------

Net increase in cash and cash equivalents         55.4          17.4          24.0
Cash and cash equivalents at beginning of
     year                                         89.8          72.4          48.4
                                          ------------  ------------  ------------
Cash and cash equivalents at end of year  $      145.2  $       89.8  $       72.4
                                          ============  ============  ============



                     MAXXAM GROUP INC. AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of MAXXAM Group Inc. ("MGI") and its subsidiaries, collectively referred to herein as the "Company." MGI is a wholly owned subsidiary of MAXXAM Group Holdings Inc. ("MGHI") which is a wholly owned subsidiary of MAXXAM Inc. ("MAXXAM"). Intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

          The Company is engaged in forest products operations conducted through its wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and Britt Lumber Co., Inc. ("BRITT"). Pacific Lumber's principal wholly owned subsidiaries are Scotia Pacific Company LLC ("SCOTIA LLC") and Salmon Creek Corporation ("SALMON CREEK"). Pacific Lumber is engaged in several principal aspects of the lumber industry, including the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Britt manufactures redwood and cedar fencing and decking products from small diameter logs, a substantial portion of which are obtained from Pacific Lumber. Housing, construction and remodeling are the principal markets for the Company's lumber products.

     USE OF ESTIMATES AND ASSUMPTIONS

          The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities,
(ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 9 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

     COMPREHENSIVE INCOME

          There are no reconciling differences between the Company's net income and comprehensive income for the years ended December 31, 1998, 1997 and 1996.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Cash Equivalents
          Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

          Marketable Securities
          Marketable securities which consist of corporate bonds and long and short positions in corporate common stocks are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income for each of the three years ended December 31, 1998 were: 1998 -net unrealized holding gains of $5.1 million and net unrealized losses of $2.2 million; 1997 - net unrealized holding gains of $2.9 million and net realized gains of $5.7 million; and 1996 - net unrealized holding losses of $.9 million and net realized gains of $5.3 million.

          Inventories
          Inventories are stated at the lower of cost or market. Cost is primarily determined using the last-in, first-out ("LIFO") method.

          Timber and Timberlands
          Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

          Property, Plant and Equipment
          Property, plant and equipment, including capitalized interest, is stated at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. Impairment is determined by measuring undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

          Deferred Financing Costs
          Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

          Restricted Cash
          At December 31, 1998, cash and cash equivalents includes $28.4 million, which is reserved for debt service payments on the Company's Class A-1, Class A-2 and Class A-3 Timber Collateralized Notes due 2028 (the "TIMBER NOTES"). At December 31, 1997, cash and cash equivalents includes $17.8 million, which was reserved for debt service payments on the Company's 7.95% Timber Collateralized Notes due 2015 (the "OLD TIMBER NOTES"). Long-term restricted cash at December 31, 1998 primarily represents the amount held in an account by the trustee (the "PREFUNDING ACCOUNT") under the indenture governing the Timber Notes (the "TIMBER NOTES INDENTURE") to enable Scotia LLC to acquire timberlands. Long-term restricted cash at December 31, 1997 primarily represents the amount held by the trustee in the liquidity account (the "LIQUIDITY ACCOUNT") maintained by Scotia Pacific with respect to the Old Timber Notes for the benefit of holders of the Old Timber Notes under the indenture governing the Old Timber Notes.

          Also included in cash and cash equivalents is restricted cash of $46.4 million and $9.7 million of December 31, 1998 and 1997, respectively, which is held in an interest-bearing account as security for short position in marketable securities.

          Concentrations of Credit Risk
          The amounts held by the trustee in an account restricted for debt service payments on the Timber Notes (the "PAYMENT ACCOUNT") and held in the Prefunding Account for purchase of timberlands are invested primarily in commercial paper and other short-term investments. The Company mitigates its concentration of credit risk with respect to these restricted cash deposits by purchasing only high grade investments (ratings of A1/P1 short-term or AAA/aaa long-term debt) having maturities of less than three months. No more than 10% is invested within the same issue.

          Fair Value of Financial Instruments
          The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1998 and 1997, the estimated fair value of long-term debt, including current maturities, was $807.9 million and $816.0 million, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

2.        INVENTORIES

          Inventories consist of the following (in millions):



                                                      DECEMBER 31,
                                              --------------------------
                                                   1998          1997
                                              ------------  ------------
Lumber                                        $       29.9  $       43.7
Logs                                                  10.8          14.4
                                              ------------  ------------
                                              $       40.7  $       58.1
                                              ============  ============




3.        PROPERTY, PLANT AND EQUIPMENT

          The major classes of property, plant and equipment are as follows (dollar amounts in millions):




                                                          DECEMBER 31,
                                                  -------------------------
                                      ESTIMATED
                                    USEFUL LIVES       1998          1997
                                    ------------  ------------  -----------
Logging roads, land and
     improvements                       15 years  $       21.3  $      16.7
Buildings                               33 years          37.9         36.6
Machinery and equipment             3 - 15 years         138.1        134.8
Construction in progress                                     -           .1
                                                  ------------  ------------
                                                         197.3         188.2
Less:  accumulated depreciation                          (94.7)        (85.4)
                                                  ------------  ------------
                                                  $      102.6  $      102.8
                                                  ============  ============



          Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $9.2 million, $9.8 million and $9.4 million, respectively.

4.        LONG-TERM DEBT

          Long-term debt consists of the following (in millions):



                                                      DECEMBER 31,
                                              --------------------------
                                                   1998          1997
                                              ------------  ------------
7.43% Scotia LLC Timber Collateralized Notes
     due July 20, 2028                        $      867.2  $          -
7.95% Scotia Pacific Timber Collateralized
     Notes due through July 20, 2015                     -         320.0
10-1/2% Pacific Lumber Senior Notes due
     March 1, 2003                                       -         235.0
Pacific Lumber Credit Agreement                          -           9.4
11-1/4% MGI Senior Secured Notes due August
     1, 2003                                             -         100.0
12-1/4% MGI Senior Secured Discount Notes
     due August 1, 2003, net of discount                 -         117.3
Other                                                  1.3            .6
                                              ------------  ------------
                                                     868.5         782.3
Less: current maturities                              (8.3)        (19.4)
                                              ------------  ------------
                                              $      860.2  $      762.9
                                              ============  ============




          Scotia LLC Timber Collateralized Notes due 2028
          On July 20, 1998, Scotia LLC issued $867.2 million aggregate principal amount of Timber Notes which mature on July 20, 2028 and have an overall effective interest rate of 7.43% per annum. Net proceeds from the offering of the Timber Notes were used primarily to prepay the Old Timber Notes and to redeem the 10-1/2% Pacific Lumber Senior Notes, the 11-1/4% MGI Senior Secured Notes and the 12-1/4% MGI Senior Secured Discount Notes (collectively, the "MGI NOTES") effective August 19, 1998. The Company recognized an extraordinary loss of $40.1 million, net of the related income tax benefit of $22.7 million, in 1998 for the early extinguishment of the Old Timber Notes, the Pacific Lumber Senior Notes and the MGI Notes. Concurrently with the issuance of the Timber Notes, (i) Scotia Pacific was merged into Scotia LLC, (ii) Pacific Lumber transferred to Scotia LLC approximately 13,500 acres of timberlands and the timber and timber harvesting rights with respect to an additional 19,700 acres of timberlands, and (iii) Scotia LLC transferred to Pacific Lumber the timber and timber harvesting rights related to approximately 1,400 acres of timberlands.

          Under the Timber Notes Indenture, the business activities of Scotia LLC are generally limited to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia LLC and are not obligations of, or guaranteed by, Pacific Lumber or any other person. The Timber Notes are secured by a lien on (i) Scotia LLC's timber and timberlands (representing $252.0 million of the Company's consolidated timber and timberlands balance at December 31, 1998), and (ii) substantially all of Scotia LLC's other property. Interest on the Timber Notes is further secured by a line of credit agreement between Scotia LLC and a bank pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The Timber Notes Indenture permits Scotia LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the $160.7 million of Class A-1 Timber Notes).

          The Timber Notes are structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date in order to avoid an Event of Default is referred to as Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled Amortization. If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class A-3 Timber Notes.

          Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. The Timber Notes are redeemable at the option of Scotia LLC at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

          As a result of the sale of approximately 5,600 acres of Pacific Lumber's timberlands consisting of two forest groves commonly referred to as the Headwater Forest and Elk Head Springs Forest (the "HEADWATERS TIMBERLANDS") on March 1, 1999, Salmon Creek received proceeds of $299.9 million in cash. See Note 12 to the Consolidated Financial Statements. Salmon Creek has deposited approximately $285.0 million of such proceeds into an escrow account (the "ESCROWED FUNDS"), pursuant to an escrow agreement (the "ESCROW AGREEMENT") as necessary to support the Timber
Notes.   The net proceeds of the sale of the Grizzly Creek grove will also be placed in escrow (on the same basis as the net proceeds of the sale of the Headwaters Timberlands) unless, at the time of receipt of such proceeds, funds are no longer on deposit under the Escrow Agreement.

          Under the Escrow Agreement, the Escrowed Funds will be released by the Escrow Agent only in accordance with resolutions duly adopted by the Board of Managers of Scotia LLC and, unless the resolutions authorize the payment of funds exclusively to, or to the order of, the Trustee or the Collateral Agent under the Timber Notes Indenture, only if one or more of the following conditions are satisfied: (a) the resolutions authorizing the release of the Escrowed Funds are adopted by a majority of the Board of Managers of Scotia LLC (including the affirmative vote of the two independent managers); (b) a Rating Agency Confirmation (as defined in the Timber Notes Indenture) has been received that gives effect to the release or disposition of funds directed by the resolutions; or (c) Scotia LLC has received an opinion from a nationally recognized investment banking firm to the effect that, based on the revised harvest schedule and the other assumptions provided to such firm, the funds that would be available to Scotia LLC based on such harvest schedule, assumptions and otherwise under the Timber Notes Indenture after giving effect to the release or disposition of funds directed by such resolutions would be adequate (i) to pay Scheduled Amortization (as defined in the Timber Notes Indenture) on the Class A-1 and Class A-2 Timber Notes and (ii) to amortize the Class A-3 Timber Notes on a schedule consistent with the original harvest schedule as of July 9, 1998 (assuming that the Class A-3 Timber Notes are not refinanced on January 20, 2014).

          Pacific Lumber Credit Agreement
          On December 18, 1998, the Pacific Lumber Credit Agreement was amended and restated as a new three-year senior secured credit facility which expires on October 31, 2001. The new facility allows for borrowings of up to $60 million, all of which may be used for revolving borrowings, $20 million of which may be used for standby letters of credit and $30 million of which may be used for timberland acquisitions . Borrowings would be secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions would also be secured by the acquired timberlands and, commencing in April 2001, are to be repaid annually from 50% of Pacific Lumber's cash flow (as defined).
The remaining excess cash flow is available for dividends. Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. At December 31, 1998, Pacific Lumber had $27.5 million of borrowings available under the agreement, no borrowings were outstanding and letters of credit outstanding amounted to $14.4 million.

          Maturities
          Scheduled maturities of long-term debt for the five years following December 31, 1998, using the Scheduled Amortization for the Timber Notes, are: $8.3 million in 1999, $16.1 million in 2000, $16.5 million in 2001, $17.3 million in 2002, $19.5 million in 2003 and $790.8 million thereafter.

          Restricted Net Assets of Subsidiaries
          As of December 31, 1998 and 1997, all of the assets of Pacific Lumber are subject to certain debt instruments which restrict the ability to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1998, under the most restrictive covenants contained in the indentures governing the Timber Notes and the Pacific Lumber Credit Agreement, Pacific Lumber could pay no dividends.

5.        CREDIT (PROVISION) IN LIEU OF INCOME TAXES

          Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.
Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The Company and its subsidiaries are members of MAXXAM's consolidated return group for federal income tax purposes.

          Pursuant to a tax allocation agreement between MAXXAM, Pacific Lumber, and Salmon Creek (the "PL TAX ALLOCATION AGREEMENT"), Pacific Lumber is liable to MAXXAM for the federal consolidated income tax liability of Pacific Lumber, Scotia LLC and certain other subsidiaries of Pacific Lumber (but excluding Salmon Creek) (collectively, the "PL SUBGROUP") computed as if the PL Subgroup was a separate affiliated group of corporations which was never connected with MAXXAM. The PL Tax Allocation Agreement further provides that Salmon Creek is liable to MAXXAM for its federal income tax liability computed on a separate company basis as if it was never connected with MAXXAM. The remaining subsidiaries of MGI are each liable to MAXXAM for their respective income tax liabilities computed on a separate company basis as if they were never connected with MAXXAM, pursuant to their respective tax allocation agreements.

          MGI's tax allocation agreement with MAXXAM (the "TAX ALLOCATION AGREEMENT") provides that the Company's federal income tax liability is computed as if MGI files a consolidated tax return with all of its subsidiaries except Salmon Creek, and that such corporations were never connected with MAXXAM (the "MGI CONSOLIDATED TAX LIABILITY"). The federal income tax liability of MGI is the difference between (i) the MGI Consolidated Tax Liability and (ii) the sum of the separate tax liabilities for the Company's subsidiaries (computed as discussed above), but excluding Salmon Creek. To the extent that the MGI Consolidated Tax Liability is less than the aggregate amounts in (ii), MAXXAM is obligated to pay the amount of such difference to MGI.

          The credit (provision) in lieu of income taxes on income (loss) before income taxes and extraordinary item consists of the following (in millions):


                                                  YEARS ENDED DECEMBER 31,
                                         ----------------------------------------
                                              1998          1997          1996
                                         ------------  ------------  ------------
Current:
     Federal in lieu of income taxes     $         .1  $        (.4) $        (.1)
     State and local                              (.1)          (.2)            -
                                         ------------  ------------  ------------
                                                    -           (.6)          (.1)
                                         ------------  ------------  ------------
Deferred:
     Federal in lieu of income taxes              6.9          (5.5)           .4
     State and local                              2.2            .1            .4
                                         ------------  ------------  ------------
                                                  9.1          (5.4)           .8
                                         ------------  ------------  ------------
                                         $        9.1  $       (6.0) $         .7
                                         ============  ============  ============



          A reconciliation between the credit (provision) in lieu of income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes and extraordinary item is as follows (in millions):



                                                  YEARS ENDED DECEMBER 31,
                                         ----------------------------------------
                                              1998          1997          1996
                                         ------------  ------------  ------------
Income (loss) before income taxes and
     extraordinary item                  $      (25.8) $       18.6  $        4.9
                                         ============  ============  ============

Amount of federal income tax credit
     (provision) based
     upon the statutory rate             $        9.0  $       (6.5) $       (1.7)
Revision of prior years' tax estimates
     and other changes in valuation
     allowances                                  (1.1)          1.0           3.4
Expenses for which no federal tax
     benefit is available                         (.3)          (.2)          (.5)
State and local taxes, net of federal
     tax effect                                   1.4           (.1)          (.6)
Other                                              .1           (.2)           .1
                                         ------------  ------------  ------------
                                         $        9.1  $       (6.0) $         .7
                                         ============  ============  ============



     The revision of prior years' tax estimates and other changes in valuation allowances as shown in the table above include amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities. For the year ended December 31, 1996, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $3.2 million. There were no reversals of reserves for the years ended December 31, 1998 and 1997.

          The components of the Company's net deferred income tax assets (liabilities) are as follows (in millions):



                                                         DECEMBER 31,
                                                 --------------------------
                                                      1998          1997
                                                 ------------  ------------
Deferred income tax assets:
     Loss and credit carryforwards               $      112.0  $       68.1
     Timber and timberlands                              29.3          25.8
     Other                                               10.9          32.3
     Valuation allowances                               (47.8)        (49.8)
                                                 ------------  ------------
          Total deferred income tax assets, net         104.4          76.4
                                                 ------------  ------------
Deferred income tax liabilities:
     Property, plant and equipment                      (15.2)        (17.5)
     Inventories                                         (8.8)        (12.7)
     Other                                               (8.7)         (6.3)
                                                 ------------  ------------
          Total deferred income tax liabilities         (32.7)        (36.5)
                                                 ------------  ------------
Net deferred income tax assets                   $       71.7  $       39.9
                                                 ============  ============



          The valuation allowances listed above relate to loss and credit carryforwards. As of December 31, 1998, approximately $64.2 million of the deferred income tax assets listed above relates to the benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors to determine the proper valuation allowances for loss and credit carryforwards. These factors included any limitations concerning use of the carryforwards, the year the carryforwards expire and the levels of taxable income necessary for utilization. The Company has concluded that it will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided. Also included in net deferred income tax assets as of December 31, 1998 is $29.3 million which relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands. The Company believes that it is more likely than not that this net deferred income tax asset will be realized, based primarily upon the estimated value of its timber and timberlands which is well in excess of its tax basis.

          Included in the net deferred income tax assets listed above are $64.4 million and $35.6 million at December 31, 1998 and 1997, respectively, which are recorded pursuant to the tax allocation agreements with MAXXAM.

          The following table presents the estimated tax attributes for federal income tax purposes for the Company and its subsidiaries as of December 31, 1998, under the terms of the respective tax allocation agreements (dollar amounts in millions). The utilization of certain of these attributes is subject to limitations.



                                                                  EXPIRING
                                                                  THROUGH
                                                               -------------
Regular Tax Attribute Carryforwards:
     Net operating losses                        $      304.0           2018
Alternative Minimum Tax Attribute
  Carryforwards:
     Net operating losses                        $      272.2           2018



6.        EMPLOYEE BENEFIT PLANS

          In the fourth quarter of 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures About Pension and Other Postretirement Benefits" ("SFAS NO. 132"), which amends Statements of Financial Accounting Standards Nos. 87, 88 and 106. SFAS No. 132, among other things, standardizes the disclosure requirements for pensions and other postretirement benefits and suggests combined formats for presentation of such disclosures, but has no impact on the computation of the reported amounts. Prior year disclosures have been revised to comply with SFAS No. 132.

          Pension and Other Postretirement Benefit Plans
          Pacific Lumber has a defined benefit plan which covers all employees of Pacific Lumber. Under the plan, employees are eligible for benefits at age 65 or earlier, if certain provisions are met. The benefits are determined under a career average formula based on each year of service with Pacific Lumber and the employee's compensation for that year. Pacific Lumber's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by The Employee Retirement Income Security Act of 1974, as amended.

          Pacific Lumber has an unfunded benefit plan for certain postretirement medical benefits which covers substantially all employees of Pacific Lumber. Participants of the plan are eligible for certain health care benefits upon termination of employment and retirement and commencement of pension benefits. Participants make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

          The following tables present the changes, status and assumptions of Pacific Lumber's pension and other postretirement benefit plans as of December 31, 1998 ( in millions):



                                            PENSION                   MEDICAL/LIFE
                                            BENEFITS                    BENEFITS
                                  --------------------------- ---------------------------
                                                        DECEMBER 31,
                                  ------------------------------------------------------
                                       1998          1997          1998          1997
                                  ------------  ------------  ------------  ------------
Change in benefit obligation:
     Benefit obligation at
          beginning of year       $       28.9  $       23.6  $        5.0  $        5.9
     Service cost                          2.2           1.9            .3            .3
     Interest cost                         2.2           1.9            .3            .3
     Plan participants'
          contributions                      -             -            .2            .3
     Plan amendments                         -            .9             -             -
     Actuarial (gain) loss                 1.6           1.1           (.5)         (1.1)
     Benefits paid                         (.6)          (.5)          (.3)          (.7)
                                  ------------  ------------  ------------  ------------
          Benefit obligation at
               end of year                34.3          28.9           5.0           5.0
                                  ------------  ------------  ------------  ------------

Change in plan assets:
     Fair value of plan assets at
          beginning of year               25.9          21.8             -             -
     Actual return on assets               3.5           4.0             -             -
     Employer contributions                1.1            .6            .1            .4
     Plan participants'
          contributions                      -             -            .2            .3
     Benefits paid                         (.6)          (.5)          (.3)          (.7)
                                  ------------  ------------  ------------  ------------
     Fair value of plan assets at
          end of year                     29.9          25.9             -             -
                                  ------------  ------------  ------------  ------------

     Benefit obligation in excess
          of plan assets                   4.4           3.0           5.0           5.0
     Unrecognized actuarial gain           4.4           4.2           1.5           1.0
     Unrecognized prior service
          costs                            (.9)          (.9)            -             -
                                  ------------  ------------  ------------  ------------
          Accrued benefit
               liability          $        7.9  $        6.3  $        6.5  $        6.0
                                  ============  ============  ============  ============







                                                                                      MEDICAL/LIFE
                                         PENSION BENEFITS                               BENEFITS
                            ------------------------------------------ ----------------------------------------
                                                           YEAR ENDED DECEMBER 31,
                            -----------------------------------------------------------------------------------
                                 1998           1997          1996          1998          1997          1996
                            -------------  ------------  ------------  ------------  ------------  ------------
Components of net periodic
     benefit costs:
     Service cost           $         2.2  $        1.9  $        1.9  $         .3  $         .3  $         .3
     Interest cost                    2.2           1.9           1.7            .3            .4            .4
     Expected return on
          assets                     (1.8)         (1.5)         (1.3)            -             -             -
     Amortization of prior
          service costs                 .1            -             -             -             -             -
     Recognized net
          actuarial (gain)
          loss                          -             -             -           (.1)          (.1)            -
                            -------------  ------------  ------------  ------------  ------------  ------------
          Adjusted net
               periodic
               benefit
               costs        $         2.7  $        2.3  $        2.3  $         .5  $         .6  $         .7
                            =============  ============  ============  ============  ============  ============






                                          PENSION BENEFITS                        MEDICAL/LIFE BENEFITS
                             ------------------------------------------ -----------------------------------------
                                                            YEAR ENDED DECEMBER 31,
                             -----------------------------------------------------------------------------------
                                  1998           1997          1996          1998          1997          1996
                             -------------  ------------  ------------  ------------  ------------  ------------
Weighted-average
assumptions:
     Discount rate                     7.0%          7.3%          7.5%          7.0%          7.3%          7.5%
     Expected return on plan
          assets                       8.0%          8.0%          8.0%             -             -             -
     Rate of compensation
          increase                     5.0%          5.0%          5.0%          5.0%          5.0%          5.0%



Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 1998 would have the following effects (in millions):


                                      1-PERCENTAGE-POINT      1-PERCENTAGE-POINT
                                           INCREASE                DECREASE
                                    ----------------------  ----------------------

 Effect on total of service and
      interest cost components                    $.1                  $ (.1)

 Effect on the postretirement
      benefit obligations                          .7                    (.6)



          Employee Savings Plan
          Pacific Lumber's employees are eligible to participate in a defined contribution savings plan sponsored by MAXXAM. This plan is designed to enhance the existing retirement programs of participating employees. Employees may elect to defer up to 16% of their base compensation to the plan. For those participants who have elected to defer a portion of their compensation to the plan, Pacific Lumber's matching contributions are dollar for dollar up to 4% of the participant's contributions for each pay period. The cost to the Company of this plan was $1.4 million, $1.5 million and $1.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

          Workers' Compensation Benefits
          Pacific Lumber is self-insured for workers' compensation benefits, whereas Britt is insured for workers' compensation benefits by an outside party. Included in accrued compensation and related benefits and other noncurrent liabilities are accruals for workers' compensation claims amounting to $10.8 million at both December 31, 1998 and 1997. Workers' compensation expenses amounted to $3.5 million, $4.7 million and $2.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

7.        RELATED PARTY TRANSACTIONS

          MAXXAM provides the Company and certain of the Company's subsidiaries with accounting and data processing services. In addition, MAXXAM provides the Company with office space and various office personnel, insurance, legal, operating, financial and certain other services.
MAXXAM's expenses incurred on behalf of the Company are reimbursed by the Company through payments consisting of (i) an allocation of the lease expense for the office space utilized by or on behalf of the Company and
(ii) a reimbursement of actual out-of-pocket expenses incurred by MAXXAM, including, but not limited to, labor costs of MAXXAM personnel rendering services to the Company. Charges by MAXXAM for such services were $3.4 million, $2.2 million and $2.4 million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company believes that the services being rendered are on terms not less favorable to the Company than those which would be obtainable from unaffiliated third parties.

8.        STOCKHOLDER'S DEFICIT

Changes in stockholder's deficit were (in millions):



                                      COMMON
                                      STOCK
                                    ($.08-1/3     ADDITIONAL   ACCUMULATED
                                       PAR)        CAPITAL       DEFICIT        TOTAL
                                  ------------  ------------  ------------  ------------
Balance, January 1, 1996          $          -  $       81.3  $     (195.0) $     (113.7)
     Net income                              -             -           5.6           5.6
     Dividends                               -             -          (3.9)         (3.9)
                                  ------------  ------------  ------------  ------------
Balance, December 31, 1996                   -          81.3        (193.3)       (112.0)
     Net income                              -             -          12.6          12.6
     Dividends                               -             -          (3.0)         (3.0)
                                  ------------  ------------  ------------  ------------
Balance, December 31, 1997                   -          81.3        (183.7)       (102.4)
     Net loss                                -             -         (56.8)        (56.8)
     Dividends                               -             -         (18.7)        (18.7)
                                  ------------  ------------  ------------  ------------
Balance, December 31, 1998        $          -  $       81.3  $     (259.2) $     (177.9)
                                  ============  ============  ============  ============



9.        CONTINGENCIES

          Regulatory and environmental matters play a significant role in the Company's business, which is subject to a variety of California and federal laws and regulations, as well as the Final HCP and Final SYP (defined below), dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. While regulatory and environmental concerns have resulted in restrictions on the geographic scope and timing of the Company's timber operations, increased operational costs and engendered litigation and other challenges to the Company's operations, prior to 1998 they have not had a significant adverse effect on the Company's financial position, results of operations or liquidity. However, the Company's 1998 results of operations were adversely affected by certain regulatory and environmental matters, including during the second half of 1998, the absence of a sufficient number of available THPs to enable the Company to conduct its operations at historic levels.

          On September 28, 1996, Pacific Lumber, including its subsidiaries and affiliates, and MAXXAM (the "PACIFIC LUMBER PARTIES") entered into an agreement (the "HEADWATERS AGREEMENT") with the United States and
California which provided the framework for the acquisition of the Headwaters Timberlands by the United States and California. Consummation of the Headwaters Agreement was also conditioned upon, among other things:
approval of a sustained yield plan establishing long-term sustained yield ("LTSY") harvest levels for Pacific Lumber's timberlands (the "SYP"), approval of a habitat conservation plan (the "HCP") covering multiple species (the "MULTI-SPECIES HCP") and issuance of incidental take permits related to the Multi-Species HCP ("PERMITS"). As further described in Note 12 "Subsequent Events," on March 1, 1999, the Pacific Lumber Parties, the United States and California consummated the Headwaters Agreement. In addition to the transfer of the Headwaters Timberlands by the Pacific
Lumber Parties described in Note 12, Pacific Lumber  received an approved
SYP (the "FINAL SYP"), Multi-Species HCP (the "FINAL HCP") and related Permits. The Pacific Lumber Parties and California also executed an agreement regarding the enforcement of the California bill which authorized state funds for the purchase of the Headwaters Timberlands while imposing certain restrictions on the remaining timberlands held by the Pacific
Lumber Parties (the "CALIFORNIA AGREEMENT").

           The Final SYP complies with certain California Board of Forestry regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and establish an LTSY harvest level. An SYP must demonstrate that the average annual harvest over any rolling ten-year period will not exceed the LTSY harvest level and that a timber company's projected timber inventory is capable of sustaining the LTSY harvest level in the last decade of the 100-year planning period. Under the Final SYP, the Company's projected base average annual harvest level in the first decade could be approximately 179 million board feet of softwoods. The Final SYP is effective for 10 years, and may be amended by Pacific Lumber subject to approval by the CDF. The Final SYP is subject to review after five years. Revised SYPs would be prepared every decade that address the LTSY harvest level based upon reassessment of changes in the resource base and other factors.

          Several species, including the northern spotted owl, the marbled murrelet, the coho salmon and the steelhead trout, have been listed as endangered or threatened under the ESA and/or the California Endangered Species Act (the "CESA"). The Final HCP and the Permits allow incidental "take" of listed species so long as there is no "jeopardy" to the continued existence of such species. The Final HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The Final HCP not only provides for the Company's compliance with habitat requirements for the northern spotted owl, the marbled murrelet, the coho salmon and the steelhead trout, it also provides for issuance of Permits for thirteen additional species that are or may be listed in the future. The Final HCP and related Permits have a term of 50 years, and, among other things, include the following protective measures: (i) setting aside timberlands as marbled murrelet conservation areas; (ii) establishing streamside "no-cut" and limited cut buffers as well as mass wasting areas based on a five-year assessment of each of the Company's watersheds; (iii) limiting harvesting activities during wet weather conditions, and (iv) making certain specified improvements to the Company's roads. The Final SYP is also subject to the foregoing provisions. The Company believes that the Final SYP and the Final HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although there can be no assurance that the Company will not face difficulties in the THP submission and approval process as it implements these agreements.

          Lawsuits are threatened which seek to prevent the Company from implementing the Final HCP and the Final SYP, and lawsuits are pending concerning certain of the Company's approved THPs or other operations. On January 26, 1998 an action entitled Coho Salmon, et al v. Pacific Lumber, et al, (the "COHO LAWSUIT") was filed against Pacific Lumber, Scotia Pacific and Salmon Creek. This action alleged, among other things, violations of the ESA and claims that defendants' logging operations in five watersheds have contributed to the "take" of the coho salmon. In March 1999, the Coho lawsuit was dismissed, with prejudice. Pacific Lumber has also received notice of additional threatened actions with respect to the coho salmon. On August 12, 1998, an action entitled Environmental Protection Information Center, Inc., Sierra Club v. Pacific Lumber, Scotia Pacific and Salmon Creek (the "EPIC LAWSUIT") was filed by two environmental groups against Pacific Lumber, Scotia Pacific and Salmon Creek under which the environmental groups allege that certain procedural violations of the federal Endangered Species Act (the "ESA") have resulted from logging activities on the Company's timberlands and seek to prevent the defendants from carrying out any harvesting activities until certain wildlife consultation requirements under the ESA are satisfied in connection with the development of the Final HCP. In March 1999, the court affirmed a preliminary injunction on harvesting on three THPs; however, it subsequently heard Pacific Lumber's motion to dismiss the case and issued an order for the plaintiffs to show cause why the lawsuit should not be dismissed as moot since the consultation requirement appears to have been concluded. On or about January 29, 1999, the Company received a notice from EPIC and the Sierra Club ("EPIC NOTICE LETTER") of their intent to sue Pacific Lumber and several federal and state agencies under the ESA. The letter alleges various violations of the ESA and challenges, among other things, the validity and legality of the Permits. The Company is unable to predict the outcome of either the EPIC lawsuit or the EPIC Notice Letter or their ultimate impact on the Company's financial condition or results of operations or the ability to harvest timber on its THPs. While the Company expects environmentally focused objections and lawsuits to continue, it believes that the Final HCP and the Permits should enhance its position in connection with these challenges.

          On November 9, 1998, the California Department of Forestry and Fire Protection ("CDF") notified Pacific Lumber that it had suspended Pacific Lumber's 1998 timber operator's license ("TOL"). As a result, Pacific Lumber ceased all operations under its TOL and made the necessary arrangements for independent contract loggers to be substituted where necessary (independent contractors historically account for approximately 60% of the harvesting activities on the Company's timberlands). On February 26, 1999, the CDF issued Pacific Lumber a conditional TOL for 1999. The 1999 TOL contains provisions which limit the use of roads during wet weather conditions and provides for an enhanced compliance program.
The CDF has also advised Pacific Lumber that if the 1999 TOL is revoked, issuance of a new conditional license would be unlikely. The Company does not believe that the restrictions imposed by the 1999 TOL will have an adverse effect on Pacific Lumber's or the Company's financial condition or results of operations.

10.  SUPPLEMENTAL CASH FLOW AND OTHER INFORMATION


                                                   YEARS ENDED DECEMBER 31,
                                          ----------------------------------------
                                               1998          1997          1996
                                          ------------  ------------  ------------
                                                        (IN MILLIONS)
Supplemental information on non-cash
     investing and financing activities:
     Acquisition of assets subject to
          other liabilities               $         .8  $        9.4  $           -

Supplemental disclosure of cash flow
     information:
     Interest paid, net of capitalized
          interest                        $       62.7  $       63.6  $       63.8
     Income taxes paid (refunded)                    -            .2          (2.9)
     Tax allocation payments to MAXXAM              .2            .4            .2




11.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

          Summary quarterly financial information for the years ended December 31, 1998 and 1997 is as follows (in millions):



                                                   THREE MONTHS ENDED
                                ------------------------------------------------------
                                   MARCH 31      JUNE 30    SEPTEMBER 30   DECEMBER 31
                                ------------  ------------  ------------  ------------
1998:
     Net sales                  $       51.9  $       63.5  $       65.9  $       52.3
     Operating income                   10.0          14.6          12.7           3.0
     Income (loss) before
          extraordinary item            (3.1)         (1.8)         (5.3)         (6.5)
     Extraordinary item net                -             -         (40.1)            -
     Net income (loss)                  (3.1)         (1.8)        (45.4)         (6.5)

1997:
     Net sales                  $       66.8  $       76.8  $       72.8  $       70.8
     Operating income                   18.7          24.1          22.8          18.3
     Net income                            -           5.4           4.1           3.1




12.  SUBSEQUENT EVENT

          As described in Note 9 above, on September 28, 1996, the Pacific Lumber Parties entered into the Headwaters Agreement with the United States and California which provided the framework for the acquisition by the United States and California of the Headwaters Timberlands. A substantial portion of the Headwaters Timberlands contain virgin old growth timber. Approximately 4,900 of these acres were owned by Salmon Creek, with the remaining acreage being owned by Pacific Lumber and Scotia LLC (Pacific Lumber owning the timber and related timber harvesting rights on Scotia LLC's acreage). On March 1, 1999, the Pacific Lumber Parties, the United States and California consummated the Headwaters Agreement. Salmon Creek received $299.9 million for its 4,900 acres and, for its 700 acres, Pacific Lumber received the 7,700 acre Elk River Timberlands which are to be contributed to Scotia LLC on or before August 1999. Approximately $285.0 million of these proceeds have been deposited into an escrow account held by an escrow agent and are to be made available as necessary to support the Timber Notes, and may be released only under certain circumstances.

          As a result of the disposition of the Headwaters Timberlands, the Company expects to recognize a pre-tax gain of approximately $240.0 million ($142.0 million, net of tax) in the first quarter of 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received $299.9 million in cash. With respect to the remaining portion for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands will be reflected in the Company's financial statements at approximately $6.0 million which represents the Company's historical cost for the timberlands which were transferred to the United States.

          Scotia LLC and Pacific Lumber also entered into agreements with California for the future sale to California of the Owl Creek and Grizzly Creek groves (the "OWL CREEK AGREEMENT" and the "GRIZZLY CREEK AGREEMENT," respectively). The Owl Creek Agreement provides for Scotia LLC to sell, on or before June 30, 2002, the Owl Creek grove to California for the lesser of the appraised fair market value or $79.7 million. At California's option, 25% of the payment may be paid upon closing with three equal annual installments thereafter and without interest. With respect to the Grizzly Creek Agreement, California may purchase from Pacific Lumber, on or before October 31, 2000, a portion of this grove for a purchase price determined based on fair market value, but not to exceed $19.9 million. The net proceeds from the Grizzly Creek grove will be placed into an escrow account (on the same basis as the net proceeds from the sale of the Headwaters Timberlands) unless, at the time of receipt of such proceeds, the Escrowed Funds are no longer held in an escrow account. California also has a five year option under the agreement to purchase additional property adjacent to the Grizzly Creek grove which is within the Grizzly Creek conservation area. The sale of the Owl Creek or Grizzly Creek groves will not be reflected in the Company's financial statements until they have been concluded.